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                                                             EXHIBIT NO. 99.9(c)


                          EXCHANGE PRIVILEGE AGREEMENT


    AGREEMENT, dated as of September 1, 1993 and as amended and restated as of January 1, 1997, by and among each of the trusts (on behalf of each of their series from time to time) listed below (collectively, the "Funds") and MFS Fund Distributors, Inc.
("MFD").

                                WITNESSETH THAT:

    WHEREAS, pursuant to the terms of a distribution agreement by and between each Fund and MFD, MFD has the exclusive right to arrange for the sale of shares of each class of each Fund at the net asset value used in determining the public offering price on which orders for shares were based, subject to the exceptions therein set forth or referred to; and

    WHEREAS, the Funds have differing investment objectives as set out in their prospectuses and consider it appropriate to make available to existing and future shareholders of the Funds the opportunity to implement changes to their investments through the acquisition, without sales charge or reinitiating the time period used in calculating the amount of contingent deferred sales charge assessable upon redemption, of the shares of any one or more of the Funds by use of the proceeds of redemption of shares of any other Fund (if available for sale and if the purchaser is eligible to purchase such shares) (herein referred to in various grammatical forms of the word "exchange"), subject to reasonable conditions designed to limit expense and administrative inconvenience or imposed in the best interest of the other shareholders of any of the Funds;

NOW, THEREFORE, the parties hereto agree as follows:

    1. During the term of this Agreement, shares of each Fund may, subject to the policies and restrictions set forth in the Funds' then current prospectuses, be exchanged for shares of any one or more other Funds at net asset value; provided that the shares being acquired are then available for sale and the purchaser is then eligible to purchase such shares. Front-end sales loads, deferred sales loads, administrative fees, redemption fees and Rule 12b-1 fees (as such terms are defined or used in Rule 11a-3 under the Investment Company Act of 1940 (the "1940 Act")), shall be imposed,



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suspended or tolled, reinstated, and continued, as applicable, with respect to such exchanges in accordance with Rule 11a-3 under the 1940 Act and the policies described in the Funds' then current prospectuses.

    2. MFD shall serve as the agent of the Funds in effecting share exchanges. In accordance with the provisions of Section 1 above, MFD may charge the shareholder a reasonable amount for its services in effecting the exchange. MFD shall report daily to the Funds concerning all exchanges made pursuant to this Agreement. MFD will not seek reimbursement from the Funds for any expenses incurred by it in connection with any such purchases.

    3. Each of the Funds may, by written notice to each of the other Funds and MFD, terminate its exchange offer provided by this Agreement and require MFD and the other Funds to terminate the exchange offer in respect of the shares of the Fund so giving notice. MFD may by written notice to any Fund terminate its services in effecting such exchanges on behalf of such Fund. The exchange offers with respect to shares of a Fund made by MFD to the shareholders of the other Funds pursuant to this Agreement shall in any event be terminated effective upon the termination of the services of MFD as distributor of the shares of such Fund.

    4. Nothing in this Agreement shall modify or reduce the obligations of a Fund or MFD contained in the distribution agreement, if any, between MFD and such Fund as the same may from time to time be modified or amended.

    5. To the extent that a Fund's current prospectus contains provisions that are inconsistent with the terms of this Agreement, the terms of the prospectus shall be controlling.

    6. This Agreement supersedes all prior or contemporaneous agreements between the parties hereto relating to the subject matter hereof.

    7. The terms of this Agreement shall become effective as of the date first above written.

    8. A copy of the Declaration of Trust of each Fund is on file with the Secretary of State of The Commonwealth of Massachusetts. MFD acknowledges that the obligations of or arising out of this instrument are not binding upon any of the Funds' trustees, officers, employees, agents or shareholders individually, but are binding solely upon the assets and property of the Fund. If this instrument is executed by a Fund on behalf of one or more series of the Fund, MFD further acknowledges that the assets and

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liabilities of each series of the Fund are separate and distinct and that the obligations of or arising out of this instrument are binding solely upon the assets or property of the series on whose behalf the Fund has executed this instrument. If a Fund has executed this instrument on behalf of more than one series of the Fund, MFD also agrees that the obligations of each series hereunder shall be several and not joint, in accordance with its proportionate interest hereunder, and MFD agrees not to proceed against any series for the obligations of another series.

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written and caused their seals to be affixed by their representatives thereunto duly authorized.



MFS SERIES TRUST I                  MFS SERIES TRUST IX

MFS SERIES TRUST II                 MFS SERIES TRUST X

MFS SERIES TRUST III                MFS MUNICIPAL SERIES TRUST

MFS SERIES TRUST IV                 MFS GROWTH OPPORTUNITIES FUND

MFS SERIES TRUST V                  MFS GOVERNMENT SECURITIES FUND

MFS SERIES TRUST VI                 MASSACHUSETTS INVESTORS GROWTH STOCK FUND

MFS SERIES TRUST VII                MFS GOVERNMENT LIMITED MATURITY FUND

MFS SERIES TRUST VIII               MASSACHUSETTS INVESTORS TRUST


                                    By:  A. KEITH BRODKIN
                                         -----------------------------
                                         A. Keith Brodkin
                                         Chairman




                                    MFS FUND DISTRIBUTORS, INC.

                                    By:  WILLIAM W. SCOTT, JR.
                                         -----------------------------
                                         William W. Scott, Jr.,
                                         President


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